Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made as of this 9th day of April, 2007 by and between John A. Skolas, 12 Lenape Drive, New Hope, PA 18938 (“Consultant”), and Genaera Corporation (“GENAERA”), located at 5110 Campus Drive, Plymouth Meeting, PA 19462.

WHEREAS, Consultant is desirous of providing consulting services to GENAERA and GENAERA is desirous of retaining Consultant to perform such services;

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, GENAERA and Consultant agree as follows:

1.	Subject to the terms and conditions set forth in this Agreement, GENAERA hereby engages Consultant as an independent contractor to perform services in the area of legal and transactional matters. This Agreement shall not obligate GENAERA to use Consultant’s services and it shall not obligate Consultant to provide services for GENAERA. This Agreement shall govern services requested in writing by GENAERA which Consultant is willing and able to perform.

2.	The initial term of this Agreement shall commence on May 1, 2007 and end on December 31, 2007. The parties may agree to extend the term for successive periods thereafter.

3.	GENAERA shall compensate Consultant for the services rendered by Consultant under this Agreement as set forth in this Paragraph 3.

a.	GENAERA shall pay Consultant $250.00 per hour payable within 30 days of GENAERA’s receipt of Consultant’s invoice, reflecting hours and services performed.

b.	GENAERA shall reimburse Consultant for (i) out-of-pocket expenses reasonably incurred by Consultant in performing his obligations hereunder, including postage, overnight courier and duplicating expenses, and (ii) out-of-pocket travel, hotel and meal expenses reasonably incurred by Consultant, provided that the expense was requested or approved in advance by GENAERA.

4.	This Agreement will be effective for the term stated above unless earlier terminated by GENAERA upon thirty (30) days written notice to Consultant. Any such termination shall not affect the rights or obligations of either party accruing prior thereto.

5.	Consultant will return to GENAERA any property of GENAERA that has come into his possession, upon the request of GENAERA, and, in any event, upon termination of this Agreement.

6.	Consultant shall not disclose any information relating to the business or technology of

GENAERA to any third party, or use any such information for any purpose, except to perform the services as indicated in this Agreement. Additionally, Consultant shall not use any material, compounds, chemicals, biologicals, or derivatives thereof which may be provided by GENAERA (“Materials”), except as necessary to perform the services an indicated in this Agreement. Nothing contained herein shall be deemed to be a license to Consultant to any GENAERA technology or Materials. No copies are to be made of any proprietary or confidential information of GENAERA that is provided to Consultant in tangible form, and all such tangible information shall remain GENAERA property. If Consultant is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigation demand or similar process) to disclose any proprietary or confidential information of GENAERA, Consultant shall provide prompt written notice to GENAERA. The provisions of this Section 6 shall survive the expiration or sooner termination of this Agreement.

7.	Consultant acknowledges that any and all inventions and discoveries, whether or not patentable, that he or she conceives and/or makes, which are a direct or indirect result of his performance under this Agreement and/or relate to information received from GENAERA or Materials, shall be the sole property of GENAERA, and shall be promptly disclosed to GENAERA. GENAERA shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in any such invention or discovery. Consultant shall execute all applications, assignments or other instruments which GENAERA shall deem necessary or useful in order to apply for and obtain copyrights and Letters Patent in the United States and any foreign countries, or other protections for any such invention and discovery. Consultant shall assign, grant and convey to GENAERA all of his or rights, title and interest, now existing or that may exist in the future, in and to any such inventions, discoveries and copyrights. The provisions of this Section 7 shall survive the expiration or sooner termination of the term of this Agreement.

8.	The options granted under the Non-Qualified Stock Option Grants to Consultant, dated October 20, 2003, July 23, 2004, December 8, 2004, July 27, 2005, December 8, 2005 and July 18, 2006 and the award under the Restricted Stock Grant to Consultant, dated as of May 10, 2004, shall continue to vest during the term of this Agreement.

9.	Consultant represents that he is not a party to any existing agreement which would prevent his fulfilling their obligations under this Agreement, and that the terms and obligations are not inconsistent with any obligation he may have. Consultant is responsible for ensuring that any consulting agreement he enters into is not in conflict with other commitments to any other person or entity.

10.	Consultant is an independent contractor under this Agreement. Consultant is not an employee of GENAERA and will not be entitled to participate in or receive any benefit or right under any GENAERA employee benefit and welfare plans, including, without limitation, insurance, pension, savings and security plans.

11.	This Agreement constitutes the sole agreement between Consultant and GENAERA with respect to the services to be performed by Consultant hereunder and shall supersede all prior agreements and understandings with respect thereto. No change, modification, alteration or addition to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and a duly authorized representative of GENAERA.

12.	This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and GENAERA. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears therein, but all of which together shall constitute one in the same instrument.

13.	This Agreement shall be construed, interpreted and applied in accordance with laws in the Commonwealth of Pennsylvania.

14.	Consultant certifies that his Social Security Number or Employer Identification Number is . Consultant acknowledges that GENAERA will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

GENAERA CORPORATION

By:	/s/ John L. Armstrong, Jr.
John L. Armstrong, Jr.
President and Chief Executive Officer

CONSULTANT

By:	/s/ John A. Skolas
John A. Skolas

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